EXHIBIT 10.2

QUORUM FEDERAL CREDIT UNION

2500 Westchester Avenue

Suite 411

Purchase, NY 10577

Dated as of April 6,  2018

Allan J. Herz

President and Assistant Treasurer

BBCV Receivables-Q 2010 LLC

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Re: Commitment Purchase Period Terms Letter; Terms Governing Sale of Timeshare Loans by BBCV Receivables-Q 2010 LLC (the "Seller") to Quorum Federal Credit Union (the "Buyer")

Dear Mr. Herz:

The Buyer agrees to purchase Eligible Timeshare Loans from the Seller during the Commitment Purchase Period on the terms and conditions set forth in the Loan Sale and Servicing Agreement dated as of December 22, 2010, by and among the Seller, the Buyer, Bluegreen Vacations Corporation, as the Servicer, Concord Servicing Corporation, as the Back-Up Servicer and the other parties thereto, as amended (the "Agreement") as supplemented below:

A.	Buyer Purchase Price Percentage: No less than 85% during the Commitment Period, subject to adjustment as provided herein.

B.	Program Fee Rate: 4.95% per annum for purchases during the period from January 1, 2018, through September 30, 2018.

C.

Minimum Required Amount Underutilization Fee: A fee of $100,000 shall be due to the Buyer if the Seller fails to sell to the Buyer Timeshare Loans having an aggregate outstanding principal balance as of the related Sale Dates of at least $20,000,000 between January 1, 2018, and September 30, 2018 (the "MRA Underutilization Fee") unless capacity is unavailable under the Minimum Required Amount. The MRA Underutilization Fee will be payable within thirty (30) days of September 30, 2018. For the purposes of determining if the MRA Underutilization Fee is due, the Buyer agrees to include the aggregate outstanding principal loan balance as of the related Sale Dates of all timeshare loans sold by BRFC-Q 2010 LLC to the Buyer during the period January 1, 2018, through September 30, 2018, except that the aggregate outstanding principal balance related to the

First Aggregate Sale Date Loan Pool transferred into the Fifth Aggregate Sale Date Loan Pool shall be excluded for purposes of calculating the MRA Underutilization Fee.

D.	Loan Purchase Fee: the product of (i) 0.25% and (ii) the outstanding principal loan balance of the related Sale Date Loan Pool.

E.	Timeshare Portfolio Performance Event levels:

a.	Delinquency Level: 4.00% during the Commitment Purchase Period, subject to adjustment at any time by the Buyer.

b.	Default Level: 2.75% during the Commitment Purchase Period, subject to adjustment at any time by the Buyer.

c.	Cumulative Default Level: Table 1 attached hereto during the Commitment Purchase Period, subject to adjustment at any time by the Buyer.

Notwithstanding anything to the contrary in the Agreement, the Buyer agrees during the period from January 1, 2018 through September 30, 2018, to purchase timeshare loans related to a Unit at a Resort pending installation of furniture, fixtures and equipment ("Pending FF&E Unit") offered for sale by the Seller to the Buyer provided that (i) such timeshare loans in all other respects satisfy the Eligible Timeshare Loan requirements, (ii) a certificate of conformance has been issued in connection with the Pending FF&E Unit, and (iii) the installation of furniture, fixtures and equipment will occur within one hundred twenty (120) days after the Sale Date.

As of the First Optional Reacquisition Date, the First Aggregate Sale Date Loan Pool shall transfer into the Fifth Aggregate Sale Date Loan Pool and cease to exist. The Program Fee Rate and the Timeshare Portfolio Performance Event levels herein shall apply to such transferred First Aggregate Sale Date Loan Pool as of the date of the transfer.  No Loan Purchase Fee shall be due as a result of the transfer of the First Aggregate Sale Date Loan Pool into the Fifth Aggregate Sale Date Loan Pool. Notwithstanding anything to the contrary in the Agreement, the Net Investment Amount of the First Aggregate Sale Date Loan Pool as of the transfer date shall be used in determining the Fifth Optional Reacquisition Date.

The Buyer reserves the right to modify the Buyer Purchase Price Percentage and the Timeshare Portfolio Performance Event levels,  at any time during or after the Commitment Period for new fundings. Written notice of any change(s) in the Buyer Purchase Price Percentage and/or the Timeshare Portfolio Performance Event levels will be provided by the Buyer to the Seller at least thirty (30) days in advance of the effective date thereof. Should the Buyer decrease the Buyer Purchase Price Percentage and/or change the Timeshare Portfolio Performance Event levels during the period between January 1, 2018, and September 30, 2018, for a reason other than the occurrence of a Purchase Termination Event or a Timeshare Portfolio Performance Event, the MRA Underutilization Fee shall be waived. Any change in the Delinquency Level, Default Level and/or Cumulative Default Level will be noted in the Buyer Commitment Purchase Confirmation or the Buyer Purchase Confirmation, as applicable. The Buyer and the Seller agree to negotiate prior to September 30, 2018 the minimum volume of Timeshare Loans to be sold to the Seller by the Buyer and the Program Fee Rate applicable after October 1, 2018.

This letter is provided pursuant to the provisions of Section 2.1(b) of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

[Signatures on Next Page]

QUORUM FEDERAL CREDIT UNION, as Buyer
By: /s/ Bruno Sementilli
Name: Bruno Sementilli
Title: President & CEO
Address:	2500 Westchester Avenue
Suite 411
Purchase, NY 10577
Attention:	President/CEO
Telephone:	914-641-3739
Facsimile:	914-641-3777

ACKNOWLEDGED AND AGREED TO:

BBCV Receivables-Q 2010 LLC, as Seller
By: /s/ Allan J. Herz
Name: Allan J. Herz
Title: President & Assistant Treasurer

Address:	4950 Communication Avenue
Suite 900
Boca Raton, Florida 33431
Attention:	Allan J. Herz
Telephone:	561-912-8210
Facsimile:	561-912-8123

Table I

Cumulative Default

Levels

Month	Cumulative Defaults	Month	Cumulative Defaults	Month	Cumulative Defaults
1	N/A	41	23.53%	81	33.69%
2	N/A	42	24.18%	82	33.78%
3	N/A	43	24.51%	83	33.86%
4	N/A	44	24.84%	84	33.94%
5	N/A	45	25.17%	85	34.01%
6	N/A	46	25.67%	86	34.08%
7	N/A	47	26.17%	87	34.15%
8	N/A	48	26.67%	88	34.22%
9	N/A	49	27.02%	89	34.28%
10	N/A	50	27.37%	90	34.34%
11	N/A	51	27.71%	91	34.40%
12	N/A	52	28.01%	92	34.45%
13	6.07%	53	28.30%	93	34.50%
14	6.86%	54	28.60%	94	34.55%
15	7.65%	55	29.22%	95	34.60%
16	8.55%	56	29.84%	96	34.65%
17	9.46%	57	30.46%	97	34.69%
18	10.36%	58	30.55%	98	34.74%
19	11.18%	59	30.65%	99	34.78%
20	12.01%	60	30.74%	100	34.82%
21	12.83%	61	30.89%	101	34.86%
22	13.43%	62	31.04%	102	34.89%
23	14.03%	63	31.19%	103	34.93%
24	14.64%	64	31.45%	104	34.96%
25	15.29%	65	31.72%	105	34.99%
26	15.94%	66	31.98%	106	35.02%
27	16.59%	67	32.11%	107	35.05%
28	17.26%	68	32.24%	108	35.08%
29	17.93%	69	32.37%	109	35.10%
30	18.60%	70	32.49%	110	35.13%
31	18.60%	71	32.61%	111	35.15%
32	18.98%	72	32.73%	112	35.18%
33	19.55%	73	32.86%	113	35.20%
34	19.98%	74	32.98%	114	35.22%
35	20.40%	75	33.10%	115	35.24%
36	20.82%	76	33.22%	116	35.26%
37	21.29%	77	33.33%	117	35.28%
38	21.75%	78	33.43%	118	35.30%
39	22.22%	79	33.52%	119	35.32%
40	22.87%	80	33.61%	120	35.33%